UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  May 14, 2009

BERRY PETROLEUM COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-9735	77-0079387
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1999 Broadway, Suite 3700, Denver, Colorado		80202
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (303) 999-4400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On May 14, 2009, in connection with the implementation of various organizational changes of its personnel, Berry Petroleum Company (the “Company”) has promoted George T. Crawford, formerly the Company’s Vice President of California Production, to Senior Vice President of California Production and an Assistant Secretary.

Additionally, on May 14, 2009, in connection with the same organizational changes, Bruce S. Kelso was assigned as Chief Geoscientist to support and report to the Company’s corporate development department.  Mr. Kelso previously was the Company’s Vice President of Rocky Mountains and Mid-Continent Exploration and one of the “named executive officers” in its 2009 annual meeting proxy statement.

ITEM 5.03. AMENDMENTS TO ARTICLES OF INCORPORATION OR BY-LAWS; CHANGE IN FISCAL YEAR.

On May 14, 2009, the Board of Directors of the Company, upon the recommendation of the Corporate Governance and Nominating Committee, adopted amended and restated By-Laws of the Company.

The principal changes effected by the amendment and restatement of the By-Laws are (i) revisions to the advance notice stockholder nomination of director provisions and the advance notice stockholder proposal provisions, including the addition of disclosure requirements relating to economic interest and hedging activity by a stockholder proposing director nominations or other business to be transacted at a stockholder meeting; (ii) revisions to the advance notice stockholder nomination of director provisions including the addition of disclosure requirements relating to economic interest and hedging activity of the proposed director; and (iii) non-substantive revisions to numerous By-Law provisions to conform to the changes set forth above.

The By-Laws, as amended and restated, took effect upon adoption by the Board of Directors of the Company on May 14, 2009.

This description of the amendment and restatement of the By-Laws is qualified in its entirety by reference to the By-Laws, as amended and restated through May 14, 2009, a copy of which is filed as Exhibit 3.1 to this Form 8-K and incorporated herein by reference.

ITEM 8.01 OTHER EVENTS.

(A)          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENT

The following unaudited pro forma condensed combined financial statement for the year ended December 31, 2008 and related notes give effect to the acquisition by the Company of certain oil and gas producing properties from O’Brien Resources, LLC, SEPCO II, LLC, Liberty Energy, LLC, Crow Horizons Company, and O’Brien II, LP (collectively referred to as “O’Brien”) on  July 15, 2008.

The unaudited pro forma condensed combined statement of income is derived from the individual statement of operations of the Company and the statement of combined revenues and direct operating expenses of O’Brien, and combines the results of operations of the Company for the year ended December 31, 2008 and O’Brien for the period from January 1, 2008 to the acquisition date of July 15, 2008 as if the acquisition occurred on January 1, 2008. The unaudited pro forma condensed combined statement of income set forth below also gives effect to (1) the presentation as discontinued operations of its DJ Basin assets, which were sold on April 1, 2009, in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” and (2) the Company’s implementation of FASB Staff Position No. EITF 03-06-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, which requires the revision of prior period basic and diluted earnings per share data.  The unaudited pro forma condensed combined financial statements, including any notes thereto, are qualified in their entirety to, and should be read in conjunction with the notes thereto, the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission (the “SEC”) and the Statement of Combined Revenues and Direct Operating Expenses for the Oil and Gas Properties Purchased by the Company from a Consortium of Private Sellers filed as part of the Company’s Current Report on Form 8-K/A filed on September 29, 2008.  The revisions will be reflected in our audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and any registration statements that the Company files with the SEC prior to filing such Annual Report.

Pro forma data is based on assumptions and includes adjustments as explained in the notes to the unaudited pro forma condensed combined financial statements.  As adjustments are based on currently available information, actual adjustments may differ from the pro forma adjustments; therefore, the pro forma data is not necessarily indicative of the financial results that would have been attained had the O’Brien transaction occurred on the dates referenced above, and should not be viewed as indicative of operations in future periods.

BERRY PETROLEUM COMPANY UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2008

(In thousands, except per share amounts)

	BERRY PETROLEUM HISTORICAL	O’BRIEN PROPERTIES HISTORICAL	PRO FORMA ADJUSTMENTS (SEE NOTE 2)	PRO FORMA COMBINED		DISPOSITION ADJUSTMENTS (SEE NOTE 2)		PRO FORMA COMBINED

REVENUES AND OTHER INCOME ITEMS
Sales of oil and gas	$697,977	$46,530	$—	744,507		(48,728	)(g)	695,779
Sales of electricity	63,525	—	—	63,525		—		63,525
Gas marketing	35,750	—	—	35,750		—		35,750
Loss on sale of assets	(1,297)	—	—	(1,297)		—		(1,297)
Interest and other income (loss), net	5,576	—	—	5,576		(2,072	)(g)	3,504
	801,531	46,530		848,061		(50,800	)(g)	797,261
EXPENSES
Operating costs - oil and gas production	200,098	1,114	—	201,212		(11,340	)(g)	189,872
Operating costs - electricity generation	54,891		—	54,891		—		54,891
Production taxes	29,898	3,724	—	33,622		(3,023	)(g)	30,599
Depreciation, depletion & amortization - oil and gas production	138,237	—	9,451	147,688	(a),(d)	(12,642	)(g)	135,046
Depreciation, depletion & amortization - electricity generation	2,812	—	—	2,812		—		2,812
Gas marketing	32,072	—	—	32,072		—		32,072
General and administrative	55,353	—	2,675	58,028	(b)	(1,073	)(g)	56,955
Interest	26,209	—	24,455	50,664	(c)	(2,267	)(g)	48,397
Commodity derivatives	358	—	—	358		(145	)(g)	213
Dry hole, abandonment, impairment and exploration	12,316	—	—	12,316		(1,773	)(g)	10,543
Bad debt expense	38,665	—	—	38,665		—		38,665
	590,909	4,838	36,581	632,328		(32,263)		600,065
Income (loss) before income taxes	210,622	41,692	(36,581)	215,733		(18,537)		197,196
Provision for income taxes	77,093	—	970	78,063	(e)	(6,784	)(g)	71,279

Income (loss) from continuing operations (f)	$133,529	41,692	(37,551)	137,670		(11,753)		125,917

Basic income from continuing operations per share	$2.96							$2.79

Diluted income from continuing operations per share	$2.92							$2.75

Dividends per share	$0.30							$0.30

Weighted average shares outstanding used to calculate basic income per share	44,485							44,485
Weighted average shares of capital stock used to calculate diluted net income per share	45,062							45,062

BERRY PETROLEUM COMPANY

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENT

NOTE 1 — BASIS OF PRESENTATION

The unaudited pro forma statement of income for the year ended December 31, 2008 is based on the audited financial statements of the Company for the year ended December 31, 2008, the unaudited statement of combined revenues and direct operating expenses of the O’Brien properties for the period from January 1, 2008 to the acquisition date of July 15, 2008 and the adjustments and assumptions described below.

The financial statements presented are not indicative of the results of operations of the acquired properties going forward due to changes in the business and the need to include certain operating expenses on a prospective basis.

NOTE 2 — ADJUSTMENTS TO PRO FORMA STATEMENT OF INCOME

The unaudited pro forma statement of income gives effect to the following pro forma adjustments necessary to reflect the acquisition:

a.             Record incremental pro forma depreciation, depletion and amortization expense recorded in accordance with the successful efforts method of accounting for oil and gas activities based on the purchase price allocation to depreciable and depletable assets.

b.             Record assumed increase in general and administrative expenses as a result of the purchase of the O’Brien properties primarily relating to an increase of 14 additional employees and other costs incurred to support increased operating activities.

c.             Record interest expense for the additional debt of approximately $668 million incurred in conjunction with the purchase of O’Brien properties at a rate of 7.715% per annum based on the terms of the Company’s credit agreement.  A one-tenth of one percent change in interest rate would have an approximately $897 thousand annual impact on interest expense.

d.             Record pro forma accretion of asset retirement obligation on properties acquired in accordance Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations,” computed using an inflation rate of 2.85% and a discount rate of 8.05%.

e.             Record a pro forma income tax provision on the incremental pre-tax income at a net statutory rate approximating 39% and certain other tax adjustments.

f.              The historical and pro forma statement of income reflects operations through income from continuing operations.  On April 1, 2008, the Company sold the DJ basin assets to an unaffiliated party.

g.             On April 1, 2009, Berry Petroleum Company sold the DJ basin assets to an unaffiliated party for $140 million.  A pre-tax impairment loss of $9.6 million from the sale was recognized during the second quarter of 2009.  The pro forma condensed combined statement of income eliminates the results of operations of the DJ basin assets from January 1, 2008 through December 31, 2008.

NOTE 3 — FINAL PURCHASE PRICE ALLOCATION

Record the allocation of the purchase price of the acquisition of the O’Brien properties using the purchase method of accounting.  The following is a calculation and allocation of purchase price to the O’Brien properties and liabilities based on their relative fair values, pending completion of the Company’s valuation analysis in accordance with FAS 141 :

Purchase price (in thousands):
Original purchase price	$622,356

Closing adjustments for property costs, and operating expenses in excess of revenues between the effective date and closing date funded by borrowings from senior secured revolving credit facility	45,506

Total purchase price allocation	$667,862

Final allocation of purchase price (in thousands):
Gas properties	$651,659	(i)
Pipeline	17,277
Tax receivable	1,476

Total asset acquired	670,412

Current liabilities	1,195	(ii)
Asset retirement obligation	1,355

Net assets acquired	$667,862

(i)            Determined by reserve analysis.

(ii)           Record accrual for royalties payable and transaction costs, which are primarily legal and accounting fees.

NOTE 4 — NET INCOME PER SHARE

Basic net income per share is computed by dividing income available to common shareholders (the numerator) by the weighted average number of shares of capital stock outstanding (the denominator).  The Company’s Class B stock is included in the denominator of basic and diluted net income.  The computation of diluted net income per share is similar to the computation of basic net income per share except that the denominator is increased to include the dilutive effect of the additional common shares that would have been outstanding if all convertible securities had been converted to common shares during the period.

(B)           RATIO OF EARNINGS TO FIXED CHARGES

Attached hereto as Exhibit 12.1 is the computation of the Ratio of Earnings to Fixed Charges of the Company, updated to reflect the revisions described above and to provide computations for the three months ended March 31, 2009.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d)                Exhibits.

EXHIBIT NUMBER		DESCRIPTION
3.1	—	By-Laws, as amended and restated through May 14, 2009.
12.1	—	Computation of Ratio of Earnings to Fixed Charges.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BERRY PETROLEUM COMPANY

Date: May 15, 2009	By:	/s/ Kenneth A. Olson
Kenneth A. Olson
Corporate Secretary

INDEX TO EXHIBITS

EXHIBIT NUMBER		DESCRIPTION
3.1	—	By-Laws, as amended and restated through May 14, 2009.
12.1	—	Computation of Ratio of Earnings to Fixed Charges.